RESCISSION AGREEMENT

This RESCISSION AGREEMENT (this “Agreement”) is made as of May 18, 2006 by and among Shanxi Fujia Coking and Chemical Company Limited (“FJCC”), a Chinese corporation and 75% subsidiary of Tagalder C3 Holdings Inc, a British Virgin Islands company (“Tagalder”), which is in turn an 88% subsidiary of NT Holding Corp (the “Company”) on the one hand; and Shanxi Jinyan Coal and Chemical Company Limited (“Jinyan”), and the shareholders of Jinyan (the “Shareholders”) on the other hand.

1.  Rescission. Effective as of the date hereof, all transactions, actions, and covenants set forth in the Acquisition Agreement by and among he parties dated as of May 1, 2006 (the “Acquisition Agreement”) are hereby rescinded and all Parties hereby agree to co-operate with reverting the Parties back to the same position each of them were in before May 1, 2006.

2.  Release. Except for the rights and obligations of the Parties arising from this Agreement, each of the Parties hereby, for himself/itself, his/its employees, agents, partners, members, representatives, controlled entities and affiliates, successors and assigns, discharges and releases all other Parties and its past and present employees, agents, executors, administrators, trustees, heirs, attorneys, partners, insurers, representatives, assigns, predecessors, successors and related entities (the “Released Parties”), from any and all claims, damages, actions, judgments, obligations, attorneys' fees, indemnities, subrogations, duties, demands, controversies and liabilities of every nature at law or in equity, liquidated, or unliquidated, known or unknown, matured or unmatured, foreseeable or unforeseeable, which they had or have arising out of any circumstance, thing, or event alleged, or arising out of the Acquisition Agreement and any and all other matters of any nature whatsoever in connection with the Acquisition Agreement.

3.  Entire Agreement. This Agreement constitutes the entire contract between the parties and it supersedes all prior and contemporaneous agreements, arrangements, negotiations and understandings between the parties relating to the subject matter hereof. There are no other understandings, statements, promises or inducements among the parties, oral or otherwise, contrary to the terms of this Agreement. No representations, warranties, covenants or conditions, express or implied, whether by statute or otherwise, other than as set forth herein, have been made by any party hereto regarding the subject matter hereof.

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IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date first above written.

NT HOLDING CORP.

By: /s/ Chun Ka Tsun
       CHUN KA TSUN, Authorized Officer

Date: Mary 18, 2006

SHANXI FUJIA COKING AND CHEMICAL COMPANY LIMITED

By: /s/ Wang Erjin
       WANG ERJIN, Authorized Officer

Date: May 18, 2006

SHANXI JINYAN COAL AND CHEMICAL COMPANY LIMITED

SHAREHOLDER:

By: /s/ Wan Kexiao
       WAN KEXIAO

SHAREHOLDER:

By: /s/ Wen Kezhong
       WEN KEZHONG